UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  July 22, 2010 (July 19, 2010)

Behringer Harvard Opportunity REIT I, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	000-51961	20-1862323
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

15601 Dallas Parkway, Suite 600, Addison, Texas 75001

(Address of principal executive offices) (ZIP Code)

(866) 655-3600

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

On July 19, 2010, Behringer Harvard Opportunity REIT I, Inc., a Maryland corporation (which may be referred to herein as the “Registrant,” “we,” “our” or “us”), entered into a letter agreement with Behringer Harvard Opportunity Advisors I, LLC, a Texas limited liability company (the “Advisor”), in which the Advisor deferred until September 30, 2010 our obligation to pay asset management fees in the amount of (i) $235,000 accrued during the month of May 2010 and (ii) $237,000 accrued during the month of June 2010.

The information set forth above with respect to the letter agreement does not purport to be complete in scope and is qualified in its entirety by the full text of the letter agreement, which is being filed as Exhibit 10.1 hereto and is incorporated into this Item 1.01 disclosure by reference.

Item 8.01               Other Events.

On July 19, 2010, our Board of Directors (the “Board”) authorized distributions in a quarterly amount of $0.025 per share of common stock, which is equivalent to an annual distribution rate of 1% assuming the share was purchased for the Company’s initial public offering price of $10.00 per share, payable to the common stockholders of record at the close of business on June 30, 2010, the record date previously established by the Board on May 10, 2010.  The distributions will be paid in cash on or before August 16, 2010.  A portion of each distribution may constitute return of capital for tax purposes.  There is no assurance that distributions will continue or at any particular rate.

Item 9.01.              Financial Statements and Exhibits.

(d)           Exhibits.

10.1         Letter Agreement, dated July 19, 2010, between Behringer Harvard Opportunity REIT I, Inc. and Behringer Harvard Opportunity Advisors I, LLC regarding deferral of asset management fees

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEHRINGER HARVARD OPPORTUNITY REIT I, INC.

Dated: July 22, 2010	By:	/s/ Gary S. Bresky
Gary S. Bresky
Executive Vice President and Chief Financial Officer